Exhibit 10.1

SEPARATION AGREEMENT

This is a SEPARATION AGREEMENT (the “Agreement”) effective December 31, 2011, between WALTER T. BROMFIELD (“Employee”), a Florida resident, and UNITED MARITIME GROUP, LLC (the “Company”), a Florida limited liability company, and for the limited purposes of agreeing to provisions in which it is referenced or makes an agreement, GS MARITIME HOLDING LLC, a Delaware limited liability company and indirect parent company of the Company (“Parent”).

Background

The Employee and the Company are parties to an Employment Agreement dated July 24, 2008, pursuant to which Employee has been employed by the Company as a Chief Financial Officer and Senior Vice President (as amended, the “Employment Agreement”). The Employee and Parent are parties to a Profit Unit Grant Agreement effective August 14, 2008 (as amended, the “Profit Unit Grant Agreement”), pursuant to which Parent granted Employee 1,517 Profit Units (as defined in the Profit Unit Grant Agreement), subject to the vesting provisions provided in the Profit Unit Grant Agreement.

The Company and the Employee have agreed to end their relationship on terms that are mutually agreeable.

Operative Terms

Employee and the Company agree as follows:

1. Termination of Employment; Separation Compensation. Effective as of the date of this Agreement, Employee’s employment with the Company and its affiliates is terminated. Subject to the terms and conditions of this Agreement, the Company and the Employee agree that only for purposes of the determining Employee’s right to payments under the Employment Agreement, Employee’s termination of employment constitutes a termination of Employee’s employment by the Company without Cause (as defined in the Employment Agreement); and, accordingly, the Company will pay the Employee the amounts set forth in Section 8(d) of the Employment Agreement, at the times and otherwise in accordance with Section 8(d) of the Employment Agreement, subject to the terms and conditions of the Employment Agreement, as modified by this Agreement. The foregoing payments will be subject to applicable tax withholding and other deductions. Except as provided in this Agreement, Employee will not be entitled to any other payments or benefits as a result of his employment or the termination of his employment. Notwithstanding the foregoing, the terms of Section 8(d) of the Employment Agreement are hereby modified as follows:

(a) Any of the foregoing amounts (other than Accrued Obligations (as defined in the Employment Agreement)) that would otherwise become payable under Section 8(d) of the Employment Agreement during the Revocation Period (as defined below) shall be paid on the first payroll period, following the Revocation Period and not when such amounts would otherwise be paid;

(b) it is agreed that “the Annual Bonus for the fiscal year of termination” as described in Section 8(d) of the Employment Agreement shall be 62.5% of Employee’s Base Salary (as defined in the Employment Agreement) and not any other amount called for by the Employment Agreement or any other applicable bonus plan; provided, however, that Employee shall only be entitled to receive the payment contemplated by this clause (b) if the Company pays one or more bonuses for the 2011 calendar year under its annual incentive bonus plan (ignoring any bonus contractually required to be paid to the person who was Chief Financial Officer of the Company as of the effective date of this Agreement) or provides a benefit to any person substantively in substitution for amounts or rights under such annual incentive bonus plan; and

(c) unless otherwise required by the Company’s benefit plan, the benefit described in Section 8(d)(v) of the Employment Agreement will not terminate by reason of Employee becoming eligible to receive similar benefits from a successor employer or business unless such similar benefits taken as a whole are at least as favorable as the benefits taken as a whole provided by the Company.

2. Benefits. Except as expressly provided in Section 8(d) of the Employment Agreement, as of the date of this Agreement, Employee will no longer be eligible to participate in any other benefit programs offered to employees by the Company or any of its affiliates, including without limitation vacation, 401(k) plan, short-term and long-term disability, travel and accident and independent life insurance programs; provided however that participation in benefits shall not be lost by virtue of this Section to the extent that (i) Employee is a participant in such a plan as of termination of employment and (ii) benefits are available generally to terminated employees under such plan. For greater certainty, nothing in this Agreement or under the Employment Agreement requires the Company to maintain any benefit plan or program.

3. Profit Units. The Employee and Parent acknowledge that Employee was awarded Time-Vested Profit Units and Performance-Vested Profit Units (each as defined in the Profit Unit Grant Agreement), pursuant to the Profit Unit Grant Agreement. Employee and Parent agree that as of the date of this Agreement all of his Time-Vested Profit Units (i.e., 758 Profit Units) will become vested as a result of his termination and that Employee’s Performance-Vested Profit Units (i.e., 759 Profit Units) are forfeited as of the date of this Agreement, for no consideration. Additionally, Parent agrees that it shall not exercise any of its repurchase rights set forth in Section 3(b) of the Profit Unit Grant Agreement.

4. Employee’s Full General Release of Claims against the Company and Covenant Not To Sue.

(a) Employee, for himself and for his heirs, successors, and assigns, irrevocably and unconditionally releases and forever discharges the Company, Parent, their respective subsidiaries and affiliates, and all of their successors, assigns, officers, directors, representatives, agents, employees, associates and all other persons acting for or on behalf of them (collectively, the “Released Parties”), from all claims, complaints, liabilities, agreements, damages, costs, debts, and expenses of any kind, whether known or unknown, including without limitation all claims in connection with Employee’s employment with the Company, including without limitation, any claim for continued or future employment or for payment of wages or salary, or any other payment, pursuant to any agreement, whether written or unwritten, or arising out of any employment or other relationship with the Company. Without limitation, Employee releases and waives all claims under Title VII of the Civil Rights Act of 1964, as amended (42 U.S. C. § 2000e, et seq.); the Civil Rights Acts of 1866, 1871 and 1991, all as amended; 42 U.S.C. § 1981; the Family and Medical Leave Act of 1993, as amended (29 U.S.C. § 2601, et seq.); the Americans With Disabilities Act, as amended (42 U.S.C. § 12101, et seq.); the Rehabilitation Act of 1973, as amended (29 U.S.C. § 793-94); the Fair Labor Standards Act, as amended (29 U.S.C. § 201, et seq.); the Equal Pay Act of 1963, as amended (29 U.S.C. § 206); the Employee Retirement Income Security Act, as amended (29 U.S.C. § 1001, et seq.); the Consolidated Omnibus Budget Reconciliation Act of 1985 (29 U.S.C. § 1161, et seq.); the Age Discrimination in Employment Act (29 U.S.C. § 621 et seq.); the Older Workers Benefit Protection Act of 1990 (29 U.S.C. § 623); Chapter 760 of the Florida Civil Rights Act of 1992, as amended; the Florida General Labor Regulations, as amended; and any similar local ordinance; workers’ compensation statutes; and any other applicable federal, state or local statute, rule, regulation or ordinance relating to discriminatory hiring or employment practices or civil rights laws based on protected class status; common law claims, including claims of intentional or negligent infliction of emotional distress, negligent hiring, negligent retention, negligent training, negligent supervision, defamation, invasion of privacy, breach of a covenant of good faith and fair dealing, promissory estoppel, negligence, wrongful termination of employment; any claims for or to past or future unpaid salary, commissions, bonuses, incentive payments, expense reimbursements, health care benefits, life insurance, disability insurance and any other income or benefits the Employee received or claim he should receive and all other claims of any kind, including but not limited to any claims for attorneys’ fees. Notwithstanding the foregoing or anything herein to the contrary, nothing in this Section 4 is intended to or shall have the effect of releasing any person from liability, agreements, or obligations consisting of or arising under any of the following:

(i) Employee’s rights under this Agreement and the Surviving Employment Agreement Provisions (as modified by this Agreement);

(ii) Employee’s rights under the Profit Unit Grant Agreement (as modified by this Agreement);

(iii) Employee’s right to benefits due to terminated employees under any employee benefit plan of the Company or any affiliate of the Company in which the Employee participated, in accordance with the terms thereof;

(iv) Employee’s rights as an equityholder of Parent;

(v) Employee’s rights under the limited liability company agreement of Parent, as amended from time to time, under any other organizational documents of the Parent, and under the organizational documents of the Company;

(vi) Employee’s rights under any registration rights agreement of Parent;

(vii) Any rights Employee may have under any director’s and officer’s insurance policy maintained by Parent, the Company or any affiliate from time to time; or

(viii) Any rights that are non-waivable as a matter of law.

(b) Employee covenants not to sue any of the Released Parties for any of the foregoing released claims. Employee warrants that he has not filed any complaint, claim or charge against any of the Released Parties with any local, state or federal agency or court. Employee agrees that, if any such agency or court assumes the prosecution or jurisdiction of any complaint or charge against any of the Released Parties, he will immediately dismiss the complaint or charge and/or will immediately request such agency or court to dismiss and withdraw from the matter, and he will not support the effort of anyone else or any entity that might file an action against any of the Released Parties. In the event Employee fails or refuses to undertake these obligations, this Agreement shall operate to effectuate his dismissal or withdrawal of such complaint, charge or claim and he will forward to the Company any monies he receives from such complaint, charge or claim.

(c) The Employee has not assigned or otherwise transferred any interest in any of the foregoing released claims. The Employee shall not commence, join in, or in any manner seek relief through any suit arising out of, based upon, or relating to any of the foregoing released claims.

5. Continued Effectiveness of Employment Agreement. Employee reconfirms his obligations and covenants under the Employment Agreement (including, without limitation, those set forth in Section 9 of the Employment Agreement), which, as modified by this Agreement, will remain in effect after the date of this Agreement, and his agreement to comply with the terms and provisions of the Employment Agreement. Additionally, the parties hereto acknowledge and agree that Sections 8 through 23 of the Employment Agreement (as well as related definitions of Section 1) shall survive any termination of the Employment Agreement effected hereby, as contemplated by Section 22 thereof, such surviving provisions being only modified as expressly provided for herein (such surviving provisions, as modified hereby, being the “Surviving Employment Agreement Provisions”).

6. Return of Company Property; Cooperation. No later than seven (7) days after signing this Agreement, the Employee shall return in good condition to the Company all property of the Company and its affiliates in his position or under his control, including, but not limited to all records, files, equipment, supplies, keys, and parking pass. As reasonably requested from time to time by the Company, Employee shall at no cost to himself cooperate and consult with the Company in connection with its pending litigation and other legal proceedings, as well as any transition of projects. The Company will pay Employee reasonable compensation for this cooperation and consulting, and the Company will pay reasonable out-of-pocket expenses of Employee that it approves in advance; and it is not anticipated by any party hereto that substantial services relative to such cooperation and consultation will need to be performed by the Employee going forward; and to the extent any substantial services should be requested, such substantial services shall be performed by the Employee only if the parties can reach a mutual agreement as to the specific terms (including without limitation the extent of services and the compensation for same) under which such services would be performed. Employee shall not make disparaging statements, written or oral, in any forum or media, regarding the Company, its directors, officers, employees, policies, products, processes, operations, or facilities. The Company agrees that it shall not make, and shall not cause or allow its senior executive employees to make, any such disparaging statements with respect to Employee. Employee will refer to the Company any press inquiries regarding the circumstances of his resignation.

7. Employee’s Review of this Agreement; Legal Counsel.

(a) Employee acknowledges that he has read each section of this Agreement, that the Agreement is written in a manner calculated to be understood by Employee, and that Employee in fact understands his rights and obligations under it, including the fact that he is waiving and releasing his rights to bring an age discrimination claim against the Company under the Age Discrimination in Employment Act.

(b) Employee is advised to consult with legal counsel before executing this Agreement. Each party will be responsible for its own tax consequences arising out of this Agreement.

(c) Employee acknowledges that at least some of the money being paid pursuant to this Agreement and any other consideration is in excess of all monies or anything else of value otherwise owed to him absent the giving of a release by the Employee.

(d) Employee has up to twenty-one (21) calendar days following his receipt of this Agreement to consider this Agreement before signing it. However, Employee may consider and sign this Agreement in less time if he so chooses.

(e) Employee may revoke this Agreement within seven (7) days after his execution of this Agreement (the “Revocation Period”). To revoke this Agreement, Employee shall deliver notice of such election in writing to Company’s representative, Jason Grant, before 5:00 p.m. on the seventh day after execution. If the seventh day does not fall on a business day, then the Revocation Period shall be deemed extended to 5:00 p.m. the next business day.

(f) This Agreement is not effective or enforceable until the Revocation Period has expired without Employee exercising his right to revoke this Agreement, and no monies or other consideration will be sent to Employee until after the Revocation Period has expired (assuming Employee has not timely exercised his right to revoke the Agreement).

8. Costs and Expenses with Respect to this Agreement. Each party shall bear his or its own costs and expenses expended in connection with the preparation of this Agreement; provided that the Company shall pay or shall reimburse the Employee for, within 30 days of expiration of the Revocation Period, the Employee’s reasonable attorneys fees incurred in connection with the review and negotiation of this Agreement, such fees not to exceed $5,000.00.

9. Complete Agreement. This Agreement (including the obligations and covenants of the Employment Agreement incorporated into this Agreement by Section 5 of this Agreement) records the final, complete and exclusive understanding between the parties with respect to the transactions described in it and supersedes any prior or contemporaneous agreement, understanding or representation, oral or written, by any of them.

10. Execution and Effective Date. The parties may execute this Agreement in counterparts. Each executed counterpart will be considered an original document and all executed counterparts, together, will constitute the same Agreement. Employee may revoke this Agreement during the Revocation Period. This Agreement shall not become effective or enforceable until the Revocation Period has expired. Unless Employee revokes this Agreement during the Revocation Period, upon expiration of the Revocation Period, this Agreement shall become effective and enforceable.

11. Amendment and Assignment. An amendment or modification of this Agreement or any provision of it will be valid and effective only if it is in writing and signed by each party to this Agreement; provided that any amendment not affecting the rights or obligations of Parent shall not require the signature of Parent. This Agreement is not assignable by Employee without the prior written consent of the Company, and any attempted assignment by Employee without the prior written consent of the Company will be invalid and unenforceable.

12. Legal Proceedings; Governing Law. Each party to this Agreement (a) consents to the personal jurisdiction of the state and federal courts having jurisdiction in Hillsborough County, Florida (b) stipulates that the proper, exclusive, and convenient venue for any legal proceeding arising out of this Agreement is Hillsborough County, Florida, for state court proceedings, and (c) waives any defense, whether asserted by a motion or pleading, that Hillsborough County, Florida, or the Middle District of Florida, Tampa Division, is an improper or inconvenient venue. EACH OF THE PARTIES KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES THE RIGHT TO A JURY TRIAL IN ANY LAWSUIT BETWEEN EMPLOYEE AND THE COMPANY RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

In any mediation or litigation (including appellate proceedings) arising out of this Agreement, the losing party shall reimburse the prevailing party, on demand, for all costs and expenses (including legal fees, costs, and expenses) that are incurred by the prevailing party as a result of the mediation or litigation. These rights are in addition to, and not in replacement of any rights under the Surviving Employment Agreement Provisions. The laws of the State of Florida and the federal laws of the United States of America, excluding the laws of those jurisdictions pertaining to the resolution of conflicts with laws of other jurisdictions, govern the validity, construction, enforcement, and interpretation of this Agreement.

Notwithstanding Section 18 of the Employment Agreement, it is agreed that the rules of the first paragraph of Section 12 of this Agreement shall govern the topics of governing law and jurisdiction for purposes of the Surviving Employment Agreement Provisions and not Section 18 of the Employment Agreement.

13. Notices. Any notice or other communication hereunder shall be given pursuant to the rules contained in the notice provisions contained in Section 19 of the Employment Agreement, except that with respect to any notice or communication to the Employee, the copy of such notice or communication should instead be provided to the Employee’s counsel Gary Teblum of Trenam Kemker, 101 E. Kennedy Boulevard, Suite 2700, Tampa, Florida 33602. Additionally, it is agreed that for purposes of the Surviving Employment Agreement Provisions and this Agreement that any notice duly delivered to the Company shall also be deemed to constitute duly delivered notice to Parent, unless Parent otherwise notifies the other parties hereto in writing and provides contact information in such notice pursuant to which notice is to be sent to Parent.

14. No Fraud. The parties agree that no inducements, statements or representations have been made that are not set forth in this Agreement and that they did not rely on any inducements, statements or representations not set forth herein.

[Signatures to Follow]

EXECUTED: As of December 31, 2011

UNITED MARITIME GROUP, LLC,
a Florida limited liability company

By:	/s/ Jason Grant
	Name:	Jason Grant
	Title:	CFO

GS MARITIME HOLDING LLC
A Delaware limited liability company

By:	/s/ Jason Grant
	Name:	Jason Grant
	Title:	Treasurer

/s/ WALTER T. BROMFIELD
WALTER T. BROMFIELD, individually

[Signature Page to Separation Agreement]